EXHIBIT 4(a)(7)

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

            This Settlement Agreement and Mutual General Release ("Agreement") is made and entered into as of the latest date of execution by a Party (the "Effective Date"), and is by and between: Shuffle Master, Inc., a Minnesota corporation ("SMI"); Shuffle Master Australia Pty Ltd, an Australian corporation organized under the laws of the state of Queensland ("SMA"); Nesbit (Trading) Pty Ltd, previously known as Gaming Products (Trading) Pty Ltd, an Australian corporation organized under laws of the state of Queensland ("GPT"); Nesbit (Manufacturing) Pty Ltd previously known as Gaming Products (Manufacturing) Pty Ltd, an Australian corporation organized under the laws of the state of Queensland ("GPM"); Nesbit (Investments) Pty Ltd, previously known as Gaming Products (Investments) Pty Ltd, an Australian corporation organized under the laws of the state of Queensland ("GPI"); Gaming Products Pty Ltd, an Australian corporation organized under the laws of the state of Queensland ("GPP") (collectively, SMI, SMA, GPT, GPM, GPI and GPP are referred to herein as the "Quick Draw Parties"); and International Thunderbird Gaming Corporation, a Canadian corporation ("ITGC"). Each of SMI, SMA, GPT, GPM, GPI, GPP and ITGC are collectively referred to as the "Parties", and each individually is referred to as a "Party". GPT, GPM, GPI and GPP are collectively referred to as the "GP Entities". This Agreement is intended by the Parties to settle and extinguish all obligations, disputes and differences, existing or potential, as hereinafter set forth.

RECITALS

WHEREAS, in 1999, 2000 and 2001, ITGC, on the one hand, and the GP Entities, on the other hand, entered into a series of agreements including without limitation that certain letter agreement between the GP Entities and ITGC, dated May 17, 2000, as amended by that certain letter agreement dated July 20, 2000 (collectively the "Letter Agreements"). The end result of the Letter Agreements was that ITGC believed that the GP Entities owed it future royalties based on future distribution of certain of the GP Entities' products.

WHEREAS, in April 2001, SMA acquired the stock of GPP and all of the assets of the other GP Entities and also assumed certain liabilities of the other GP Entities, all pursuant to an Acquisition Agreement (the "Acquisition Agreement") between, among others, SMA and the GP Entities.

WHEREAS, SMI is not an obligor under or pursuant to the Acquisition Agreement and acquired no assets and assumed no liabilities of any of the GP Entities nor acquired any stock of GPP.

WHEREAS, IGTC believes that SMI owes it certain sums in connection with the Letter Agreements and in connection therewith, has filed a lawsuit (the "Litigation") against SMI and certain other unnamed entities, in the Superior Court for the County of San Diego, State of California, case number GIC 782954, in which ITGC asserted claims against SMI in the amount of $389,000.00 U.S. As of the date hereof, SMI has not been served in the Litigation.

WHEREAS, SMI and SMA each expressly deny any liability of any kind whatsoever to ITGC, including without limitation as alleged in the Litigation.

WHEREAS, the Quick Draw Parties, on the one hand, and ITGC, on the other hand now desire to cause the Letter Agreements to be terminated, to end the Litigation, and to settle and extinguish all of their differences, disputes and claims, existing or potential, as between them.

NOW, THEREFORE, in consideration for the payment to ITGC, the covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is acknowledged, the Parties agree as follows:

AGREEMENT
  Incorporation of Recitals and Definitions. The above recitals and definitions are incorporated herein by reference.

  Further Assurances. Each Party agrees to cooperate fully and execute any and all supplementary documents and take all additional actions that any other Party may deem reasonably necessary or appropriate to give full force or effect to the terms and intent of this Agreement.

  Termination of Letter Agreements.

            The Letter Agreements are hereby terminated in their entirety and any and all of the Parties' rights, responsibilities, and obligations pursuant to the Letter Agreements are hereby extinguished. Specifically without limitation, ITGC shall have no rights of any kind whatsoever under the Letter Agreements against any Quick Draw Party, and no Quick Draw Party shall owe any amounts, whether now or in the future, to ITGC, in any way whatsoever relating to or pursuant to the Letter Agreements.

            ITGC expressly represents, warrants and agrees that the Letter Agreements constitute the only basis on which ITGC has any claims against any of the Quick Draw Parties, or the Quick Draw Party Releasees (as hereafter defined).

  Dismissal of Litigation. Concurrently upon the execution of this Agreement, ITGC, as its sole cost, shall cause the Litigation to be dismissed with prejudice.

  Payment. Concurrently upon the execution of this Agreement, GPT shall cause ITGC to be paid the sum of $150,000.00 U.S. Of this amount, GPT authorizes SMA to pay, on GPT's behalf and out of funds belonging solely to the GP Entities and which are in the possession of SMA, the sum of $130,000.00 U.S. The remaining balance of $20,000.00 U.S. shall be paid by SMA on GPT's behalf. By execution of this Agreement, ITGC expressly acknowledges that SMI is not paying any amounts to ITGC or otherwise under this Agreement. "Execution" for purposes of this paragraph means that each Party has signed the Agreement in counterpart and transmitted the signature pages to Tony Freestone, attorney for the GP Entities, and Jerry Smith, attorney for SMI, no later than May 15, 2002. Once such signatures are received, then payment shall be made to ITGC via wire transfer to:

  Bank Name: Borrego Springs Bank

  7777 Alvarado Road, Suite 114

  La Mesa, CA 91941

  Phone: 619-668-8147

  Account Name: Albert Attalah, Attorney

  Attorney/Client Trust Account

  Account Number: 4300106

  ABA Routing Number: 122239584

  If such wire transfer is not made within three (3) business days after Freestone and Smith each receives the aforementioned signature pages, then this Agreement will be null and void.

  Representations and Warranties of ITGC. ITGC represents and warrants to each Quick Draw Party that, as of the Effective Date:

            ITGC has not assigned or otherwise transferred (voluntarily or involuntarily) in any manner any claim of any kind relating to the subject matter of this Agreement. In the event that any claim, action, demand or suit should be made or instituted against any Quick Draw Party because of any such purported assignment, subrogation, transfer, sale, offer for sale, and/or distribution, ITGC shall indemnify, defend and hold harmless each Quick Draw Party against such claim, action, suit or demand, including necessary expenses of investigation, attorney's fees and costs;

            the execution, delivery and performance by ITGC of its obligations under this Agreement (i) are within its corporate power; (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene any law or any contractual provision binding on it and (iv) do not require any consent or approval of any person or governmental authority except such consents and approvals as have been obtained and are in full force and effect; and

            this Agreement constitutes the legal, valid and binding obligation of ITGC and is enforceable in accordance with its terms.

  Representations and Warranties of each Quick Draw Party. Each Quick Draw Party represents and warrants to ITGC that, as of the Effective Date:

            the execution, delivery and performance by each Quick Draw Party of its obligations under this Agreement (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene any law or any contractual provision binding on it and (iv) do not require any consent or approval of any person or governmental authority except such consents and approvals as have been obtained and are in full force and effect; and

            this Agreement constitutes the legal, valid and binding obligation of each Quick Draw Party and is enforceable in accordance with its terms.

  Additional Representations and Warranties. Each Party hereto represents and warrants to the other:

            Each of the Parties has made an investigation of the facts and the law pertaining to the matters described in this Agreement, as such Party deems necessary, and none of the Parties hereto has relied or does rely on any promise or representation made by any other Party with respect to any such matters, except such promises and representations which are set forth in this Agreement.

            This Agreement in all respects has been voluntarily and knowingly executed by each of the Parties based on the advice and with the approval of their respective legal counsel.

            The Parties each acknowledge that they have read this Agreement, that they are relying solely upon the contents of this Agreement, and are not relying upon any other oral or written representations, warranties, or inducements whatsoever as an inducement to enter into this Agreement, other than those referenced herein, and acknowledge that no oral or written, express or implied representations, warranties, or covenants have been made, which are not referenced in this Agreement.

            The Parties agree that they have been represented by counsel and have cooperated on the drafting and preparation of this Agreement. In any construction to be made of this Agreement, the same shall not be construed for or against any particular Party, but rather the Agreement is to be construed to implement the intent of the Parties.

            The individuals executing this Agreement for each Party, respectively, are duly authorized representatives and each such individual has the requisite authority to enter into this Agreement on behalf of his or her principal and all persons who sign this Agreement on behalf of a corporation represent and warrant that they have actual authority to sign this Agreement on the corporation's behalf.

  Release of each Quick Draw Party by ITGC.

            The Payment and releases described herein are in settlement of all of ITGC's claims against each and every Quick Draw Party, including, without limitation, any and all claims: i) related to the Letter Agreements; ii) that are or could have been asserted in the Litigation; or iii) of any other kind, known or unknown.

            Except for any obligations arising under this Agreement, and the representations, warranties and agreements of the Quick Draw Parties contained in this Agreement, ITGC, for itself and on behalf of its respective past and present employees, agents, shareholders, partners, officers, directors, subsidiaries, predecessors, affiliates, insiders, joint venturers, administrators, trustees, representatives, agents, successors and assigns, members, vendors, suppliers, customers (direct and indirect) and insurers, and any affiliates of each of the foregoing (collectively, the "ITGC Releasors"), discharges and releases each and every Quick Draw Party, and any and all of its and their past and present employees, agents, shareholders, partners, officers, directors, subsidiaries, predecessors, affiliates, insiders, joint venturers, administrators, trustees, representatives, agents, successors and assigns, members, vendors, suppliers, customers (direct and indirect) and insurers, and any affiliates of each of the foregoing (collectively, each of the foregoing, along with each Quick Draw Party, the "Quick Draw Party Releasees") of and from any and all rights, claims, damages, losses debts, actions, causes of action, suits, accounts, covenants, contracts, promises, agreements, subrogations, duties, demands, controversies or liabilities whatsoever of every name and nature, at law or in equity, known or unknown, matured or unmatured, foreseeable or unforeseeable, which the ITGC Releasors now have, ever had, or may have had prior to signing this Agreement against the Quick Draw Party Releasees by reason of any liability, act, omission, matter, thing or circumstance whatsoever, including without limitation relating to the Letter Agreements or the Litigation. ITGC, on behalf of each of the ITGC Releasors, acknowledges that there is a risk that subsequent to the execution of this Agreement, the ITGC Releasors will discover or suffer damage, loss or injury to persons or property which is in some way caused by or connected with the one or more of the Quick Draw Party Releasees, but which is unknown or unanticipated at the time of the execution of this Agreement. ITGC, on behalf of each of the ITGC Releasors, does hereby specifically assume such risk and agrees that this Agreement and the release contained herein shall and does apply to all unknown or unanticipated results of any and all matters, as well as those currently known or anticipated. Accordingly, ITGC acknowledges that it (through its representatives) has read the provisions of California Civil Code Section 1542, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." ITGC, on behalf of the ITGC Releasors, knowingly and expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, or any similar federal or state statutes, and furthermore waives any rights that it might have to invoke said provisions now or in the future with respect to the release contained in this Paragraph.

    ITGC, on behalf of the ITGC Releasors, hereby represents and warrants to each Quick Draw Party that it shall never assert any claims or file any litigation relating to the matters on which it has released the Quick Draw Party Releasees under this Agreement. Each ITGC Releasor, jointly and severally, hereby indemnifies and holds harmless each Quick Draw Party Releasee from any breach of any of the representations, warranties or agreements contained or made in this Agreement.

  Release of ITGC by the Quick Draw Parties.\

            The releases described herein are in settlement of all of the Quick Draw Parties claims against ITGC.

            Except for any obligations arising under this Agreement, and the representations, warranties and agreements of ITGC contained in this Agreement, each Quick Draw Party, for itself and on behalf of its respective past and present employees, agents, shareholders, partners, officers, directors, subsidiaries, predecessors, affiliates, insiders, joint venturers, administrators, trustees, representatives, agents, successors and assigns, members, vendors, suppliers, customers (direct and indirect) and insurers, and any affiliates of each of the foregoing (collectively, the "Quick Draw Party Releasors"), discharges and releases ITGC and each, any and all of their past and present employees, agents, shareholders, partners, officers, directors, subsidiaries, predecessors, affiliates, insiders, joint venturers, administrators, trustees, representatives, agents, successors and assigns, members, vendors, suppliers, customers (direct and indirect) and insurers, and any affiliates of each of the foregoing (collectively, each of the foregoing, along with ITGC, the "ITGC Releasees") of and from any and all rights, claims, damages, losses, debts, actions, causes of action, suits, accounts, covenants, contracts, promises, agreements, subrogations, duties, demands, controversies or liabilities whatsoever of every name and nature, at law or in equity, known or unknown, matured or unmatured, foreseeable or unforeseeable, which the Quick Draw Party Releasors now have, ever had, or may have had prior to signing this Agreement against the ITGC Releasees by reason of any liability, act, omission, matter, thing or circumstance whatsoever.

            Each Quick Draw Party, on behalf of the Quick Draw Party Releasors, acknowledges that there is a risk that subsequent to the execution of this Agreement, the Quick Draw Party Releasors will discover or suffer damage, loss or injury to persons or property which is in some way caused by or connected with the ITGC Releasees, but which is unknown or unanticipated at the time of the execution of this Agreement. Each Quick Draw Party, on behalf of the Quick Draw Party Releasors, does hereby specifically assume such risk and agrees that this Agreement and the release contained herein shall and does apply to all unknown or unanticipated results of any and all matters, as well as those currently known or anticipated. Accordingly, each Quick Draw Party acknowledges that it (through its representatives) has read the provisions of California Civil Code Section 1542, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." Each Quick Draw Party, on behalf of the Quick Draw Party Releasors, knowingly and expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, or any similar federal or state statutes, and furthermore waives any rights that it might have to invoke said provisions now or in the future with respect to the release contained in this paragraph.

            Each Quick Draw Party, on behalf of the Quick Draw Party Releasors, hereby represents and warrants to each ITGC that it shall never assert any claims or file any litigation relating to the matters on which it has released the ITGC Releasees under this Agreement. Each Quick Draw Party Releasor, jointly and severally, hereby indemnifies and holds harmless each ITGC Releasee from any breach of any of the representations, warranties or agreements contained or made in this Agreement.

  Indemnity. ITGC, hereby indemnifies and holds each of the Quick Draw Party Releasees harmless from any claims, liabilities, expenses, losses or damages of any kind whatsoever (including without limitation, any attorney's fees) arising out of or relating to any breach of any of the representations, warranties or agreements made herein by ITGC. The GP Entities hereby indemnifies and holds each of the IGTC Releasees harmless from any claims, liabilities, expenses, losses or damages of any kind whatsoever (including without limitation any attorney's fees) arising out of or relating to any breach of any of the representations, warranties or agreements made herein by any of the GP Entities.

  No Admission of Liability. Except as expressly set forth in the second sentence of this paragraph 12, this Agreement is in no way an admission of liability by any Party nor is this Agreement an admission that any Party has suffered any damages as a result of the other's actions. Notwithstanding the foregoing, ITGC hereby represents, warrants, agrees, and admits that, notwithstanding any claims made in the Litigation, that SMI was and is not in any way obligated to it, nor did or does SMI owe ITGC any money or sums whatsoever, and that ITGC shall never make any claims or contentions in conflict with this paragraph 12.

  Confidentiality of Agreement. The terms of this Agreement are intended to be strictly confidential. Except as provided below, each Party and their counsel shall maintain the confidentiality of this Agreement. The contents of this Agreement, and its terms and conditions, shall not be disclosed to any third-party without the express written approval of all the Parties. The Parties and their counsel agree not to make any public statement regarding the content, terms and conditions of this Agreement, except that either Party may publicly state that the Litigation has been mutually resolved with out any liability or payment by SMI. Notwithstanding the foregoing, the Parties may disclose this Agreement and its contents to the Internal Revenue Service, the California Franchise Tax Board, the SEC, applicable or relevant gaming regulators, or as otherwise required by law or statute. The Parties also may, to the minimum extent necessary, disclose this Agreement to their attorneys, financial institutions, investors, shareholders, officers, directors, senior management and accountants so that they may perform their professional, business or financial obligations and duties. The Parties may also disclose this Agreement as they deem reasonably necessary to enable them to comply with their obligations hereunder.

  Agreement Binding on Successors. This Agreement, and all the terms and provisions hereof, shall be binding on the Parties and their respective legal representatives, successors and assigns, administrators and trustees, and shall inure to the benefit of the Parties and their respective legal representatives, successors and assigns, administrators and trustees.

  Severability. The Parties have attempted to create an agreement that is lawful and enforceable in all respects. In the event that any provision of this Agreement is found or deemed to be illegal or otherwise invalid and unenforceable, whether in whole or in part, such invalidity shall not affect the other provisions. In the event that any term hereof is found or deemed to be illegal or otherwise invalid or unenforceable, the Parties shall attempt to negotiate a valid new provision concerning the same subject matter.

  Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions of their agreement. Any and all prior agreements, representations, negotiations, and understandings made by the Parties, oral and written, express or implied, are hereby superseded and merged herein. Any and all amendments to this Agreement must be in writing and signed by the Parties.

  Preparation Expenses. Each Party shall bear its own costs and attorneys' fees in connection with preparation, negotiation, and execution of this Agreement.

  Expenses. Except as may be applicable under paragraphs 9, 10, 11 or 22 hereof, each Party shall bear its own costs and attorneys' fees in connection with the Litigation and all disputes which are being resolved in this Agreement.

  Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

  Headings. Headings are solely for the convenience of the Parties and shall not be deemed to define, construe or limit any of the provisions hereof.

  Counterparts. This Agreement may be executed by facsimile, in multiple counterparts, each of which shall be considered an original but all of which shall constitute one Agreement.

  Attorneys Fees. In the event of any dispute or question of interpretation regarding this Agreement, or in the event of any dispute or litigation between any of the Quick Draw Parties, on the one hand, and ITGC, on the other hand, with respect to the subject matter hereof, the prevailing party in any litigation, shall, in addition to any other damages to which it may be awarded, also recover its attorney's fees and court costs.

          IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and Mutual General Release on the date(s) set forth hereinafter.

                                                        SHUFFLE MASTER, INC.
                                                        ("SMI")
                                                                    /s/ Jerry Smith
Date: May 14, 2002                         By:_____________________________

                                                        Name: Jerry Smith

                                                        Its: General Counsel

                                                        SHUFFLE MASTER AUSTRALIA PTY LTD
                                                        ("SMA")
                                                                      /s/ Jerry Smith
Date: May 10, 2002                         By:_____________________________

                                                        Name: Jerry Smith

                                                        Its: General Counsel

                                                        NESBIT (TRADING) PTY LTD previously known as
                                                        GAMING PRODUCTS (TRADING) PTY LTD
                                                        ("GPT")
                                                                     /s/ Gregory Anthony Ryall
Date: May 14, 2002                         By:_____________________________

                                                        Name: Gregory Anthony Ryall

                                                        Its: Director

                                            [Continued Signature Page to Settlement Agreement and Mutual General Release]

                                                        NESBIT (MANUFACTURING) PTY LTD previously known as
                                                        GAMING PRODUCTS (MANUFACTURING) PTY LTD
                                                        ("GPM")
                                                                       /s/ Gregory Anthony Ryall
Date: May 10, 2002                         By:_____________________________

                                                        Name: Gregory Anthony Ryall

                                                        Its: Director

                                                        NESBIT (INVESTMENTS) PTY LTD, previously known as
                                                        GAMING PRODUCTS (INVESTMENTS) PTY LTD
                                                        ("GPI")
                                                                    /s/ Gregory Anthony Ryall
Date: May 10, 2002                         By:_____________________________

                                                        Name: Gregory Anthony Ryall

                                                        Its: Diredctor

                                                        GAMING PRODUCTS PTY LTD
                                                        ("GPP")
                                                                     /s/ Jerry Smith
Date: May 14, 2002                         By:_____________________________

                                                        Name: Jerry Smith

                                                        Its: General Counsel

                                                        INTERNATIONAL THUNDERBIRD GAMING CORPORATION
                                                        ("ITGC")
                                                                        /s/ Albert W. Atallah
Date: May 14, 2002                         By:_____________________________

                                                        Name: Albert W. Atallah

                                                        Its: Chief Operating Officer and General Counsel